EXHIBIT 5

[Letterhead of Capitol Bancorp Limited]

April 27, 2005

Capitol Bancorp Limited
200 Washington Square North
Lansing, MI 48933

      RE: Registration Statement on Form S-4

Ladies and Gentlemen:

      I have represented Capitol Bancorp Limited (“Capitol”) in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) registering shares (the “Shares”) of Capitol’s common stock no par value, under the Securities Act of 1933, as amended (the “Act”), to be issued in connection with Capitol’s Exchange Offer with the shareholders of Napa Community Bank other than Capitol.

      In connection with this opinion, I have reviewed (a) the Registration Statement, (b) Capitol’s Articles of Incorporation, as amended, (c) Capitol’s By-laws, as amended, (d) the Resolutions adopted by Capitol’s board, and (e) such corporate records of Capitol, such certificates of public officials, officers and representatives of Capitol and such other certificates and instruments and have made such investigations of law as I have deemed appropriate for purposes of giving the opinion expressed.

      Based upon the foregoing, I am of the opinion that the Shares, when issued as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

Sincerely,

/s/ Brian K. English
Brian K. English
General Counsel